NEWS RELEASE

Contact:    Matt Brown, SVP & CFO
U.S. Concrete, Inc.
817-835-4105
FOR IMMEDIATE RELEASE
U.S. CONCRETE ANNOUNCES CLOSE OF EXCHANGE OFFER FOR ALL 9.5% CONVERTIBLE SECURED NOTES DUE 2015
EULESS, TEXAS – March 22, 2013 – U.S. Concrete, Inc. (“U.S. Concrete” or the “Company”) announced today the final results of its previously announced offer to exchange (the “Exchange Offer”) up to $69,300,000 aggregate principal amount of newly issued 9.5% Senior Secured Notes due 2015 (the “New Notes”) for up to all of its outstanding 9.5% Convertible Secured Notes due 2015 (the “Convertible Notes”).
The Exchange Offer expired at 12:00 midnight, New York City time, on March 21, 2013. As of the expiration date, $48,502,000, or 88.19%, aggregate principal amount of the outstanding Convertible Notes had been validly tendered and not properly withdrawn. The Company accepted for exchange all of the validly tendered and not properly withdrawn Convertible Notes, and settlement will be made promptly in accordance with the terms of the Exchange Offer. Immediately following the settlement of the Exchange Offer, approximately $61,112,520 aggregate principal amount of the New Notes and $6,498,000 aggregate principal amount of the Convertible Notes, as amended pursuant to the terms of the Exchange Offer, was outstanding.
Global Bondholder Services Corporation served as exchange and information agent for the Exchange Offer. Questions regarding the Exchange Offer should be directed to Global Bondholder Services Corporation at (866) 924-2200 (toll free).

Additional Information
This press release is for informational purposes only and does not constitute an offer to purchase, a solicitation of an offer to purchase, or an offer to sell or solicitation of an offer to sell any securities.
About U.S. Concrete, Inc.
U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and aggregate products. As of the date of this press release, the Company has 101 fixed and 11 portable ready-mixed concrete plants and seven producing aggregates facilities. During 2012, these plant facilities produced approximately 4.8 million cubic yards of ready-mixed concrete and 3.3 million tons of aggregates. For more information on U.S. Concrete, visit www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This press release contains various forward-looking statements and information that are based on management's beliefs, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. U.S. Concrete disclaims any obligation to update these statements and cautions you not to rely unduly on them. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from such activities, events, developments or transactions cannot be fully realized or the possibility that costs or difficulties related thereto will be greater than expected. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. Additional risks affecting U.S. Concrete are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission; including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2012, and the Registration Statement, including any amendments thereto.

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